FORM OF AMENDED MULTIPLE CLASS PLAN

on behalf of

FRANKLIN MUTUAL GLOBAL DISCOVERY FUND

This Amended Multiple Class Plan (the “Plan”) has been adopted by a majority of the Board of Trustees (the “Board”) of Franklin Mutual Series Funds (the “Investment Company”), including a majority of the Board members who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Investment Company, for its series named above (the “Fund”).  The Board has determined that the Plan, including the expense allocation methods among the classes, is in the best interests of each class of the Fund, the Fund and the Investment Company as a whole.  The Plan sets forth the provisions relating to the establishment of multiple classes of shares of the Fund.

1.                  The Fund publicly offers six classes of shares, known as Class A Shares, Class T Shares, Class C Shares, Class R Shares, Class R6 Shares and Class ZShares.

2.                  Class A Shares carry a front-end sales charge ranging from 0% - 5.75%; Class T Shares carry a front-end sales charge ranging from 1.00% - 2.50%; and Class C Shares, Class R Shares, Class R6 Shares and Class Z Shares are not subject to any front-end sales charges.

3.                  Class A Shares are not subject to a contingent deferred sales charge (“CDSC”), except in the following limited circumstances.  On investments of $1 million or more, a CDSC of 1.00% of the lesser of the then-current net asset value or the original net asset value at the time of purchase applies to redemptions of those investments within the contingency period of 18 months from the calendar month following their purchase.  The CDSC is waived in certain circumstances, as described in the Fund’s prospectus and statement of additional information (“SAI”).

Class C Shares redeemed within 12 months of their purchase are assessed a CDSC of 1.00% on the lesser of the then-current net asset value or the original net asset value at the time of purchase.  The CDSC is waived in certain circumstances as described in the Fund’s prospectus and SAI.

Class T Shares, Class R Shares, Class R6 Shares and Class Z Shares are not subject to any CDSC.

4.                  The distribution plan adopted by the Investment Company pursuant to Rule 12b-1 under the 1940 Act (the “Rule 12b-1 Plan”) associated with the Class A Shares may be used to reimburse Franklin/Templeton Distributors, Inc. (“Distributors”) or others for expenses incurred in the promotion and distribution of the Class A Shares, as well as for shareholder services provided for existing shareholders of Class A Shares of the Fund.  Such distribution expenses and shareholder services expenses (as set forth in the Fund’s Class A Shares Rule 12b-1 Plan) may be paid only pursuant to the terms of the Fund’s Class A Shares Rule 12b-1 Plan.

The Rule 12b-1 Plan associated with the Class T Shares may be used to reimburse Distributors or others for expenses incurred in the promotion and distribution of the Class T Shares, as well as for shareholder services provided for existing shareholders of Class T Shares of the Fund.  Such distribution expenses and shareholder services expenses (as set forth in the Fund’s Class T Shares Rule 12b-1 Plan) may be paid only pursuant to the terms of the Fund’s Class T Shares Rule 12b-1 Plan.

The Rule 12b-1 Plan associated with the Class C Shares has two components.  The first component is a service fee, to be paid to Distributors for payments to dealers or others, or to be paid directly to others, for furnishing personal services and maintaining shareholder or beneficial owner accounts.  The second component is an asset-based sales charge to be paid to Distributors as compensation for Distributors’ distribution-related services including compensation for amounts advanced to securities dealers or their firms or others selling Class C Shares.  In addition, Distributors may use such monies to assist in the distribution and promotion of Class C Shares.  Such service and distribution fees and expenses (as set forth in the Fund’s Class C Shares Rule 12b-1 Plan) may be paid only pursuant to the terms of the Fund’s Class C Shares Rule 12b-1 Plan.

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The Rule 12b-1 Plan associated with the Class R Shares may be used to compensate Distributors or others for its services. Such monies may be paid to Distributors as compensation for Distributors’ distribution-related services including compensation for amounts advanced to securities dealers or their firms or others (including retirement plan recordkeepers) selling Class R Shares.  In addition, Distributors may use such monies to assist in the distribution and promotion of Class R Shares.  Such monies paid to Distributors or others may also be used to pay Distributors, dealers or others (including retirement plan recordkeepers) for, among other things, furnishing personal services and maintaining shareholder or beneficial owner accounts.  Such distribution expenses and shareholder services expenses (as set forth in the Fund’s Class R Shares Rule 12b-1 Plan) may be paid only pursuant to the terms of the Fund’s Class R Shares Rule 12b-1 Plan.

The Rule 12b-1 Plans for the Class A, Class T, Class C and Class R Shares shall operate in accordance with the Conduct Rules of the Financial Industry Regulatory Authority, or any successor thereto.

No Rule 12b-1 Plan has been adopted on behalf of Class R6 Shares or Class Z Shares and, therefore, Class R6 Shares and Class Z Shares shall not be subject to deductions relating to Rule 12b-1 fees.

5.                  With respect to transfer agency fees and expenses, the Investment Company, on behalf of the Fund, has entered into an Amended and Restated Transfer Agent and Shareholder Services Agreement (the “Agreement”) with respect to the Fund’s classes of shares for the provision of various transfer agency and shareholder services.  Under the Agreement, fees and expenses (including out of pocket expenses) for such services are incurred separately for: (i) Class A, Class T, Class C, Class R and Class Z Shares (the “Service Classes”) as a group (which includes beneficial owner servicing fees and networked account servicing fees); and (ii) Class R6 Shares (which does not incur beneficial ownership services and network account servicing fees).

6.                  All fees and expenses incurred by the Fund, other than Rule 12b-1 fees and transfer agency fees and expenses (including out of pocket expenses), as described above, are Fundwide Expenses (as that term is defined in Rule 18f-3 under the 1940 Act).  The transfer agency fees and expenses (including out of pocket expenses, beneficial owner servicing fees and networked account servicing fees) incurred by the Service Classes are treated as Fundwide Expenses with respect to the Service Classes only, and the transfer agency fees and expenses (including out of pocket expenses) incurred by Class R6 Shares are borne solely by the holders of Class R6 Shares.  For purposes of these expense allocations, the specific fees or expenses incurred under a particular Rule 12b-1 Plan or under the Agreement include any fees or expenses directly associated with such Rule 12b-1 Plan or Agreement, including proxy preparation and solicitation expenses or similar expenses related to any shareholder vote related thereto.

7.                  The only difference in expenses as among the Service Classes, together as a group on the one hand, and the Class R6 Shares, on the other shall relate to differences in transfer agent and shareholder services expenses, as described above, and any Rule 12b-1 Plan expenses of a Service Class, as described in the applicable Rule 12b-1 Plans.  The only difference in expenses among the Service Classes shall relate to differences in Rule 12b-1 Plan expenses, if any, as described in the applicable Rule 12b-1 Plans.

Amended and Restated Multiple Class Plan – Franklin Mutual Global Discovery Fund                                                  # 3061246  v. 1

8.                  There shall be no conversion features associated with the Class A, Class T, Class C, Class R, Class R6 and Class Z Shares.

9.                  Shares of Class A, Class T, Class C, Class R, Class R6 and Class Z may be exchanged for shares of another investment company within the Franklin Templeton Group of Funds according to the terms and conditions stated in each fund’s prospectus and SAI, as may be amended from time to time, to the extent permitted by the 1940 Act, and the rules and regulations adopted thereunder.

10.              Each class will vote separately with respect to any Rule 12b-1 Plan related to, or which now or in the future may affect, that class.

11.              All material amendments to this Plan must be approved by a majority of the Board members, including a majority of the independent Board members.

12.              I, Steven J. Gray, Vice President and Secretary of the Investment Company, do hereby certify that this Amended Multiple Class Plan was adopted on behalf of the Franklin Mutual Global Discovery Fund, by a majority of the Board members of the Investment Company, including a majority of the independent Board members, on February 28, 2017.

_______________________

Steven J. Gray

Vice President & Secretary

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Amended and Restated Multiple Class Plan – Franklin Mutual Global Discovery Fund                                                  # 3061246  v. 1